Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276852

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 15, 2024)

ONDAS HOLDINGS INC.

3,616,071 Shares of Common Stock

We are offering 3,616,071 shares of our common stock, par value $0.0001 (“Common Stock”).

Our Common Stock is traded on The NASDAQ Capital Market under the symbol “ONDS.” On February 23, 2024, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $1.26.

Investing in our securities involves certain risks. See “Risk Factors” beginning on Page S-7, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public Offering price	$1.12	$4,050,000
Proceeds, before payment of other expenses, to us (1)	$1.12	$4,050,000

(1)	We are not paying underwriting discounts or commissions, so the proceeds to us, before expenses, will be $4,050,000. We estimate the total expenses of this offering will be approximately $200,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We anticipate that delivery of the shares will be made on or about February 26, 2024, subject to customary closing conditions.

The date of this prospectus supplement is February 26, 2024.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Before making your investment decision, we urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. This prospectus supplement may add to, update, or change information in the accompanying prospectus, or the documents incorporated by reference herein or therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference herein or therein, then this prospectus supplement will be deemed to modify or supersede the information in the accompanying prospectus and such documents incorporated by reference.

This prospectus supplement and the accompanying prospectus, dated February 15, 2024, are part of a registration statement (Registration No. 333-276852) on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on February 15, 2024, using a “shelf” registration process under which we may from time to time offer and sell any combination of the securities described in that accompanying prospectus up to a total dollar amount of $175,000,000. This prospectus supplement relates to the offering of shares of our Common Stock.

We have not authorized any other person to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that any other person may give you. We are not making an offer to sell or soliciting an offer to buy these securities under any circumstance in any jurisdiction where the offer or solicitation is not permitted. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not assume that the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery.

When we refer to “Ondas,” “we,” “our,” “us,” and the “Company” in this prospectus, we mean Ondas Holdings Inc. and our subsidiaries, Ondas Networks Inc., Ondas Autonomous Holdings Inc., Airobotics Ltd. and American Robotics, Inc., unless otherwise specified.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

Overview

Ondas Holdings Inc. is a leading provider of private wireless, drone, and automated data solutions through its subsidiaries Ondas Networks Inc. (“Ondas Networks”), Ondas Autonomous Holdings Inc. (“OAH”), Airobotics Ltd. (“Airobotics”), and American Robotics, Inc. (“American Robotics” or “AR”). Airobotics is an Israeli-based developer of autonomous drone systems. American Robotics is a leading developer of highly automated commercial drone systems. Airobotics and American Robotics operate together under OAH as a separate business unit called Ondas Autonomous Systems. Ondas Networks and Ondas Autonomous Systems together provide users in rail, energy, mining, agriculture, public safety and critical infrastructure and government markets with improved connectivity, data collection capabilities, and data collection and information processing capabilities. We operate Ondas Networks and Ondas Autonomous Systems as separate business segments, and the following is a discussion of each segment.

Ondas Networks Segment

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (“MC-IoT”). Our wireless networking products are applicable to a wide range of MC-IoT applications, which are most often located at the very edge of large industrial networks. These applications require secure, real-time connectivity with the ability to process large amounts of data at the edge of large industrial networks. Such applications are required in all of the major critical infrastructure markets, including rail, electric grids, drones, oil and gas, and public safety, homeland security and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security.

We design, develop, manufacture, sell and support FullMAX, our patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Our customers install FullMAX systems in order to upgrade and expand their legacy wide-area network infrastructure. Our MC-IoT intellectual property has been adopted by the Institute of Electrical and Electronics Engineers (“IEEE”), the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16s standard. Because standards-based communications solutions are preferred by our mission-critical customers and ecosystem partners, we have taken a leadership position in IEEE as it relates to wireless networking for industrial markets. As such, management believes this standards-based approach supports the adoption of our technology across a burgeoning ecosystem of global partners and end markets.

Our software-based FullMAX platform is an important and timely upgrade solution for privately-owned and operated wireless wide-area networks, leveraging Internet Protocol-based communications to provide more reliability and data capacity for our mission-critical infrastructure customers. We believe industrial and critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge of large industrial networks and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in our end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling our customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the edge.

Our Partnership with Siemens Mobility

In April 2020, Ondas Networks entered into a strategic partnership with Siemens Mobility (“Siemens”), a worldwide leader in seamless, sustainable, reliable and secure transportation solutions for more than 160 years, to both market our FullMAX-based networking technology and services and to jointly develop wireless communications products for the North American Rail Industry based on Siemens’ Advanced Train Control System (“ATCS”) protocol and our FullMAX MC-IoT platform.

We believe Siemens has both the sales and marketing reach and support to drive our technology to wide scale acceptance across the global rail market beginning with the North American Class I Railroad market. In the third quarter of 2021 we completed the development of our first jointly-developed product with Siemens – the dual-mode ATCS/MC-IoT radio systems. Siemens is now marketing and selling these proprietary systems under the brand name Airlink to our railroad customers. The dual-mode ATCS radio systems support Siemens’ extensive installed base of ATCS radios as well as offer Siemens’ customers the ability to support a host of new advanced rail applications utilizing our MC-IoT wireless system. These new applications, including Advanced Grade Crossing Activation and Monitoring, Wayside Inspection, Railcar Monitoring and next generation signaling and train control systems, are designed to increase railroad productivity, reduce costs and improve safety. In addition, Siemens markets and sells Ondas Networks’ standalone MC-IoT 802.16 products under the Siemens Airlink brand.

Our relationship with Siemens has expanded significantly since entering into the partnership both with (i) the wider marketing of our wireless technology platform and (ii) multiple additional joint-product programs. Siemens has expanded its marketing reach of Ondas Networks products with identified opportunities in North American Passenger and Transit Rail as well as in European and Asian Rail markets. We believe our technology has broad potential in these large, newly targeted markets.

In November 2021, Siemens secured its first commercial 900 MHz rail order for a major Class I Railroad in the United States which was delivered in December 2021. In August 2022, we announced that we had secured an initial volume order from Siemens for the Class I Rail 900 MHz Network consisting of both ATCS compatible products along with Ondas’ catalog products. In September 2022, we received government authorization to sell ATCS radios in Canada. In March 2023 the Association of American Railroads (“AAR”) formally announced that IEEE 802.16 standard would be the wireless platform for the greenfield 900 MHz network. The AAR also confirmed they have agreed with the Federal Communications Committee to retire the legacy 900 MHs band by September 2025 and that the wireless network in the new 900 MHz band would be substantially built by April 2026.

Additional Critical Markets

We have launched additional initiatives to take our MC-IoT connectivity and ecosystem partnering strategy into other critical infrastructure markets. In June 2022, we announced the first successful installation of our technology into an Integrated Coastal Surveillance System (ICSS) in the Caribbean with a global defense contractor. In the fourth quarter of 2022, we received and delivered on a new ICSS order for the defense contractor to be deployed in India. We expect additional orders from this defense vendor for the ICSS application in 2023. We believe our FullMAX technology’s licensed frequency flexibility, reliability, and long communications range over ocean surfaces, is broadening the scale of our technology in this emerging market for homeland security.

Ondas Autonomous Systems Segment

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System™ and Scout System™ (the “Autonomous Drone Platforms”).

The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. These use cases include public safety, security and smart city deployments where routine, high-resolution automated emergency response, mapping, surveying, and inspection services are highly valued, in addition to industrial markets such as oil & gas, rail and ports which emphasize security and inspection solutions. The Autonomous Drone Platforms are typically provided to customers under a Data-as-a-Service (DaaS) business model, while some customers will choose to purchase and own and operate an Optimus Systems™.

American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the Federal Aviation Administration (“FAA”) for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

In addition to the Autonomous Drone Platforms, we also offer a counter-drone system called the Raider™. The Raider™ was developed by Iron Drone Ltd. (“Iron Drone”), an Israeli-based company specializing in the development of autonomous counter-drone systems, and is deployed by government and enterprise customers to provide security and protect critical infrastructure, assets and people from the threat of hostile drones. Ondas Holdings acquired the assets of Iron Drone on March 6, 2023.

Autonomous Drone Platforms

We design, develop and manufacture autonomous drone systems, providing high-fidelity, ultra-high-resolution aerial data to enterprise and government customers. We currently prioritize the marketing of our Optimus System™ which provides customers with a turnkey data and information solution and the ability to continuously digitize, analyze, and monitor their assets and field operations in real-time or near real-time. We believe the market opportunity for our Scout System™ remains significant. As we drive market adoption with the Optimus platform, we anticipate re-introducing the Scout platform including newly enhanced versions to help segment the market for different use cases and price points.

The Optimus System™ has been designed from the ground up as an end-to-end product capable of continuous unattended operations in the real world. Powered by innovations in robotics automation, machine vision, edge computing, and AI. Once installed in the field at customer locations, a fleet of connected Optimus Systems™, which are often deployed as networked drone infrastructure, which we refer to as Urban Drone Infrastructure, remains indefinitely positioned in an area of operation, automatically collecting and seamlessly delivering data and information regularly and reliably.

We market the Optimus System™ under a DaaS business model, whereby our drone platform aggregates customer data and provides the data analytics meeting customer requirements in return for an annual subscription fee. Some customers purchase Optimus Systems™ to own and operate themselves. We also engage distributors to assist in the sales and marketing of our Optimus System™ in geographic markets where it is more cost effective to identify and service potential customers by engaging local third parties. These distribution agreements can include joint ventures, where Ondas Autonomous Systems will provide technical expertise to support the joint venture partner in the provision of aerial data services to customers.

The Optimus System™ consists of (i) Optimus™, a highly automated, AI-powered drone with advanced imaging payloads, (ii) the Airbase™, a ruggedized weatherproof base station for housing, battery swapping, battery charging, payload swapping, data processing, and cloud transfer, and (iii) Insightful™, a secure web portal and API which enables remote interaction with the system, data, and resulting analytics anywhere in the world. These major subsystems are connected via a host of supporting technologies. Airbase™ has internal robotic systems that enable the automated swapping of batteries and payloads. Automated battery swapping allows for 24/7 operation of Optimus as the Optimus drone can immediately be redeployed after returning to the dock for a battery swap. Similarly, the ability to autonomously swap sensors and advanced payloads without human intervention allows for the Optimus System to provide multiple applications and use cases from a single location.

American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the FAA for automated operation BVLOS without a human operator or visual observer on-site. American Robotics’ FAA approvals were enabled by integrating a suite of proprietary technologies, including Detect-and-Avoid (“DAA”) and other proprietary intelligent safety systems into its autonomous drone platform, which we plan to integrate into the Optimus System™. Airobotics is in the advanced stages of receiving approval for Type Certification (“TC”) from the FAA for the Optimus UAV. TC approval will enable expanded operation for the Optimus System™ in the United States including flight operations in populated areas.

The Raider™

The Raider™ is a counter-drone system, which was designed and developed by Iron Drone, that we are marketing to government and enterprise customers who can utilize the system for security and the protection of critical infrastructure, assets and people from the threat of hostile drones. A typical Raider™ deployment location would include sensitive locations such as borders, stadiums or schools, or near critical assets such as power plants and military bases, and for high profile locations such as amusement parks or where public events are held.

The Raider™ is designed to detect, track and intercept unauthorized, or hostile unmanned aircraft and is most often sold with three small UAVs that are housed in a docking station. The Raider UAV has live video capability and a payload containing a net that can be deployed to intercept a hostile drone. Upon detection of an unauthorized drone, one or more Raider™ UAVs can be autonomously deployed at high speeds to track the unauthorized aircraft. If the unauthorized aircraft is deemed hostile, the Raider™ UAV can deploy the netting to physically intercept the aircraft. A parachute integrated with the netting allows the intercepted drone to safely fall to the ground for collection by our customer.

Disruption Due to Israel-Hamas War

On October 7, 2023, the State of Israel, where Airobotics’ main offices and facilities are located, suffered a surprise attack by hostile forces from the Gaza Strip, which led to the Security Cabinet of the State of Israel declaring a state of war in Israel. This military operation and related activities are on-going as of the date of this filing.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That approximately 17% of the Company’s workforce in Israel was called to active duty, which temporarily reduced our workforce;

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities or due to personnel shortages related to the war effort, which resulted in a temporary delay of inventory production; and

●	A slowdown in the number of international flights in and out of Israel.

In recent weeks, all of the Company’s workforce in Israel returned to work and inventory production restraints have eased. The Company is closely monitoring how the military operation and related activities could adversely affect its anticipated milestones and its Israel-based activities to support future operations, including the Company’s ability to import materials that are required to construct the Optimus System™ and to ship them outside of Israel. As of the date of this prospectus, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Recent Developments

Ondas Transaction

In connection with this offering, each purchaser shall receive a warrant to purchase one share of OAH’s common stock $0.0001 par value per share ("OAH Common Stock"), for each share of Common Stock purchased in this offering (the "OAH Warrant"). The exercise price of the OAH Warrants shall be (i) with respect to Senior Qualifying Financing Shares (as defined in the OAH Warrant), an amount that is equal to 80% of the lowest price per share of OAH's Senior Qualifying Financing Shares issued to investors in OAH's first equity financing that results in at least $10,000,000 of cash proceeds being funded to the OAH (“Qualifying Financing”), (ii) with respect to OAH Common Stock issued following a Qualifying Financing at holder’s election, an amount that is equal to 80% of the “409A” valuation attributable to OAH Common Stock immediately following the Qualifying Financing or, (iii) if no Qualifying Financing has occurred at the time of exercise, 80% of the most recent 409A valuation obtained by OAH with respect to OAH Common Stock for the period covering the date of exercise and the OAH Warrants are exercisable commencing ninety days following the date of issuance through the fifth anniversary of the date of issuance.

Networks Transaction

Also on February 26, 2024, Ondas Networks entered into a Preferred Stock Purchase Agreement (the “Networks Agreement”) for an investment of $4.50 million in Ondas Networks (the “Networks Offering,” and together with this offering, the “Offerings”). The Networks Agreement was entered into with the purchasers named therein (the “Networks Purchasers”) for a sale of shares of preferred stock for a purchase of $4.50 million.

Pursuant to the Networks Agreement, the Networks Purchasers would acquire the following in the Networks Offering for gross proceeds to Ondas Networks of $4.50 million: (i) 110,135 shares of preferred stock of Ondas Networks, $0.00001 par value per share (the “Preferred Stock”), at a purchase price of $41.3104 per share (the “Per Share Price”), convertible into shares of Common Stock, $0.00001 par value per share of Ondas Networks (the “Networks Common Stock”) and (ii) warrants to purchase 3,015,000 shares of Common Stock, at an exercise price of $1.26 per share, exercisable commencing ninety days following the date of issuance through the fifth anniversary of the date of issuance (the “Holdings Warrants,” and together with the Preferred Stock, the “Networks Offering Securities”).

The Preferred Stock accrues dividends at the rate per annum of eight percent (8%) of the original issue price, of $41.3104 per share (the “Original Issue Price”). Dividends shall be payable only when, as, and if declared by the board of directors of Ondas Networks and Ondas Networks shall be under no obligation to pay such dividends. Such dividends are payable in cash or additional shares of Preferred Stock, with such valuation based on the Original Issue Price. Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Networks Common Stock as is determined by dividing the Original Issue Price by the conversion price in effect at the time of conversion, which initially is set at $41.3104. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Networks Common Stock to be issued upon conversion of the Preferred Stock shall be rounded to the nearest whole share.

Pursuant to the Networks Agreement, we entered into a registration rights agreement with the purchasers to register the resale of the Common Stock underlying the Holdings Warrants pursuant to a registration statement to be filed no later 180 days following the closing of the Networks Offering. Also, pursuant to the Networks Agreement, the Networks Purchasers became parties to those certain investors’ rights agreement, right of first refusal agreement, and voting agreement, dated July 21, 2023.

Ondas Networks will use the proceeds from the sale of the Networks Offering Securities to immediately redeem an amount of shares of Networks Common Stock at the Per Share Price held by Ondas Holdings that is equivalent to the amount of proceeds raised in the sale of the Networks Offering Securities.

The issuance of the OAH Warrants and Networks Offering Securities will be exempt from registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the purchasers in this offering and Networks Purchasers that it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the OAH Warrants and Networks Offering Securities.

Agreement and Waiver

As previously disclosed, on October 28, 2022, we issued certain 3% Senior Convertible Notes in the aggregate original principal amount of $34.5 million (the “Initial Convertible Notes”), pursuant to a Securities Purchase Agreement, dated October 26, 2022 (the “Original SPA”), by and between the Company and selected institutional investors (the “Investor”), as amended by Amendment No. 1 to Securities Purchase Agreement, dated January 20, 2023 (the “Amendment”) and the Agreement and Waiver, dated July 21, 2023 (the “Initial Waiver,” together with the Original SPA and Amendment, the “SPA”). The Initial Convertible Notes were convertible into shares of Holdings Common Stock and were subsequently exchanged by the Company, on a dollar-for-dollar basis, into 3% Senior Convertible Notes Due 2024 (the “Exchange Notes”). The Exchange Notes have a maturity date of April 28, 2025. On July 25, 2023, the Company issued certain 3% Series B-2 Senior Convertible Notes in the aggregate original principal amount of $11.5 million (the “Additional Notes,” together with the Exchange Notes, the “Notes”), pursuant to the SPA.

On February 23, 2024, the Company and the Investor entered into an Agreement and Waiver (the “Waiver”) with respect to certain terms of the Notes. Pursuant to the Waiver, the Company and the Investor agreed that:

●	the Investor shall waive Section 4(q) of the SPA, solely with respect to the Offerings;

●	the Investor shall waive any right to adjust the Conversion Price (as defined in the Notes) of the Notes pursuant to Section 7 of the Notes and any Additional Notes that may be issued from time as a result of the consummation of all or any portion of the Offerings; and

●	the Investor shall waive any applicable provisions of the SPA or the Notes, including, without limitation, Section 13(f) of the Notes, Section 5(a) of the Notes, and Section 4(m)(iii) of the Original SPA (but, in the case of Section 4(m)(iii) and in the interest of clarity, only with respect to issuances of securities of Networks) such that the Company or any of its subsidiaries, including any “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (“Company Subsidiaries” and each a “Company Subsidiary”) may, directly or indirectly, including through Affiliates (as defined in the Notes) or otherwise, in one or more transactions (including pursuant to a merger), sell, assign, transfer, convey or otherwise dispose of (x) any of (including all or substantially all of) the properties or assets of Networks, or (y) any equity interests (including a controlling equity interest) in Networks, in each case as would otherwise have required the affirmative consent or approval of Investor but for this waiver (each a “Waiver Transaction”), provided that, as consideration for any Waiver Transaction, the Company receives (whether directly or via a distribution from a Company Subsidiary) an amount in cash equal to no less than 125% of the principal and interest under the Notes and any Additional Notes then outstanding as of the date Company gives written notice to Investor of such Waiver Transaction.

The Waiver also contains customary representations and warranties and covenants for a transaction of this nature.

Preliminary Financial Results

On a preliminary, unaudited basis, we expect record revenue of $15.7 million for the year ended December 31, 2023. This represents a more than 7-fold increase as compared to $2.1 million of revenue generated for the year ended December 31, 2022. Revenue growth was realized in both business units, with Ondas Networks generating revenue of $6.7 million and Ondas Autonomous Systems generating revenue of $9.0 million for the year ended December 31, 2023. We expect revenue of $5.0 million for the fourth quarter ended December 31, 2023, which represents a more than 10-fold increase as compared to $500,000 of revenue reported in the fourth quarter ended December 31, 2022.

The preliminary financial data included above has been prepared by, and is the responsibility of, our management. Ondas' independent auditors have not audited, reviewed, or compiled such preliminary financial data. These preliminary operating results are not a comprehensive statement of our financial results as of and for the fourth quarter and year ended December 31, 2023 and should not be viewed as a substitute for full consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. We expect to report final, comprehensive audited financial results for the year ended December 31, 2023 in March 2024.

Corporate Information

Ondas’ corporate headquarters are located in Marlborough, Massachusetts. Ondas Networks has offices and facilities in Sunnyvale, California, American Robotics’ offices and facilities are located in Marlborough, Massachusetts, and Airobotics’ offices and facilities are located in Petah Tikva, Israel.

Our telephone number is (888) 350-9994 and out Internet website is www.ondas.com. The information on our website is not a part of, or incorporated in, this prospectus.

THE OFFERING

Shares of common stock outstanding prior to the offering	61,945,413 shares of Common Stock

Shares of common stock offered by us	3,616,071 shares of Common Stock

Common stock outstanding immediately after this offering	65,561,484 shares of Common Stock

Use of Proceeds	We estimate the net proceeds from the sale of Common Stock by us in this offering will be approximately $3.85 million after deducting estimated expenses payable by us. We intend to use the net proceeds from the sale of the shares for general working capital . See “Use of Proceeds” on page S-9 of this prospectus supplement.

Common Stock	Our Common Stock is traded on the Nasdaq Stock Market under the ticker symbol “ONDS”.

Risk Factors	Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement, other information contained in this prospectus supplement and the discussion of risk factors contained in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus supplement, to read about certain factors you should consider before deciding whether to invest in these securities offered by this prospectus supplement and the accompanying prospectus.

Unless otherwise indicated, the number of our shares of Common Stock to be outstanding immediately after this offering as shown above is based on 61,945,413 shares of Common Stock outstanding as of February 26, 2024, but excluding the following as of such date:

●	91,489,630 shares of Common Stock issuable upon conversion of our 3% B-1 Senior Convertible Notes due 2025 and 3% B-2 Senior Convertible Notes due 2025;

●	554,466 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	4,778,181 shares of Common Stock issuable upon the exercise of outstanding stock options;

●	12,566,092 shares of Common Stock issuable upon the exercise of outstanding warrants; and

●	4,904,905 shares of Common Stock reserved for future issuance under our equity incentive plans.

RISK FACTORS

An investment in our securities offered hereby involves a high degree of risk. You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, incorporated by reference in this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, including any documents subsequently filed and incorporated by reference, before making an investment decision with regard to our securities. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and in the accompanying prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also impair our business operations. If any of these risks, or such unknown risks, occur, our business, financial condition, results of operations, cash flows and future growth prospects could be materially and adversely affected. See “Documents Incorporated by Reference” and “Where You Can Find More Information” below.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We currently intend to use the net proceeds from this offering for general working capital purposes. However, our management will have broad discretion in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with or ways which are likely to increase the value of your investment. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company or your investment. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We may need additional capital in the future; however, such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding. If you purchase shares of our Common Stock in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

Although we may need additional capital in the future, we cannot be certain that it will be available to us on acceptable terms when required, or at all. Disruptions in the global equity and credit markets may limit our ability to access capital. In order to raise additional capital, we may in the future offer and issue additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. We cannot assure you that we will be able to sell shares or other securities in any offering at a price per share that is equal to or greater than the price per share paid by investors in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in previous offerings. Further, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. In addition, the exercise of outstanding stock options and warrants or the settlement of outstanding restricted stock units would result in further dilution of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and the exhibits attached hereto and thereto contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements regarding future events or our future results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. These statements include statements regarding operations, cash flows, financial position and performance including, in particular, future sales, competition and the effect of economic conditions on the Company or the combined company following the merger with Airobotics, the anticipated benefits of the such merger, including estimated synergies and other statements that are not historical facts. Forward-looking statements are based on information available to our management as of the date of this prospectus supplement and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those discussed under “Risk Factors” in this prospectus supplement, “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q or any risk factors that are included in our Current Reports on Form 8-K that are filed with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus, together with all of the other information appearing in or incorporated by reference into this prospectus supplement.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors may arise. We qualify all the forward-looking statements contained in this prospectus supplement by the foregoing cautionary statements.

USE OF PROCEEDS

We estimate the net proceeds from the sale of Common Stock by us in this offering will be approximately $3.85 million after deducting estimated expenses payable by us.

We intend to use the net proceeds from the sale of the shares for general working capital purposes. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future, and currently intend to retain any future earnings to fund our operations and the development and growth of our business. The declaration of any future cash dividend, if any, would be at the discretion of our board of directors (subject to limitations imposed under applicable Nevada law) and would depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. See “Risk Factors” above.

In addition, the terms of our debt arrangements limit our ability to pay dividends.

PLAN OF DISTRIBUTION

We are selling 3,616,071 shares of our Common Stock under this prospectus supplement directly to various investors at a price of $1.12 per share. The shares were offered directly to the investors without a placement agent, underwriter, broker or dealer. We currently anticipate that the closing of the sale of such shares under this prospectus supplement will take place on or about February 26, 2024. On the closing date, we will issue the shares of Common Stock to the investors and we will receive funds in the amount of the aggregate purchase price of $4,050,000. The expenses of this offering payable by us are estimated to be approximately $200,000. Our transfer agent and registrar is Globex Transfer, LLC. Our common stock is listed on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “ONDS.”

LEGAL MATTERS

The validity of the securities being offered by this prospectus supplement will be passed upon by Snell & Wilmer L.L.P., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Ondas Holdings Inc. as of December 31, 2022 and December 31, 2021 and for the years then ended incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Airobotics as of December 31, 2021 and December 31, 2020 and for the years ended included in this prospectus supplement have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information regarding our company and the shares of common stock offered by this prospectus supplement, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement, of which this prospectus supplement is a part, and the documents incorporated by reference herein, at the SEC’s Internet site. You may also access these documents at the Company’s website at http://www.ondas.com. The information contained on our website and the SEC (except for the filings described above) is expressly not incorporated by reference into this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus supplement incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●	Our Annual Report on Form 10–K for the year ended December 31, 2022, filed with the SEC on March 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 14, 2023;

●	Our Current Reports on Form 8-K filed with the SEC on September 23, 2022, November 14, 2022, January 11, 2023, January 13, 2023, January 23, 2023, January 25, 2023, February 7, 2023, February 15, 2023, March 7, 2023, June 9, 2023, July 10, 2023, July 11, 2023, July 24, 2023, July 28, 2023, August 16, 2023, September 6, 2023, September 22, 2023, September 29, 2023, October 6, 2023, October 10, 2023, October 11, 2023, October 31, 2023, December 6, 2023, January 24, 2024, February 8, 2024, and February 21, 2024; and

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on December 3, 2020, as updated by the description of capital stock contained in Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 8, 2021, and its Certificate of Amendment to its Amended and Restated Articles of Incorporation filed with its current report on Form 8-K filed on October 31, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

Ondas Holdings Inc.

53 Brigham Steet, Unit 4

Marlborough, Massachusetts 01752

Attention: Eric Brock

Telephone: (888) 350-9994

PROSPECTUS

$175,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

This prospectus relates to the sale from time to time in one or more offerings of up to $175,000,000 of shares of our common stock, par value $0.0001 (“Common Stock”); shares of our preferred stock, par value $0.0001 (“Preferred Stock”), which we may issue in one or more series or classes; debt securities, which we may issue in one or more series; warrants to purchase our Common Stock, Preferred Stock or debt securities; and units (collectively referred to as the “securities”).

We will provide the specific terms of any securities to be offered in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific securities being offered, the manner in which they are being offered, the offering price of the securities and the net proceeds from the sale of those securities. The securities may be offered separately or together in any combination or as a separate series. You should carefully read this prospectus and any accompanying prospectus supplement, together with any documents incorporated by reference herein and therein, before you invest in our securities. We may sell these securities to or through underwriters, to other purchasers, through dealers or agents or through any combination of these methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our Common Stock is traded on The NASDAQ Capital Market under the symbol “ONDS.” On February 8, 2024, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $1.31.

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 5 of this prospectus and in the applicable prospectus supplement, and in any other document incorporated by reference herein or therein, for factors you should consider before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2024.

TABLE OF CONTENTS

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus, up to a total dollar amount of $175,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement and attach it to this prospectus. Based on 57,233,489 shares of Ondas Holdings Inc.’s common stock held by non-affiliates and the reported sale price of our common stock of $1.37 on the Nasdaq Stock Market on January 31, 2024, our market value held by non-affiliates was approximately $78 million. The prospectus supplement will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus may not be used to offer or consummate a sale of securities unless it is accompanied by a prospectus supplement.

The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplements filed with the SEC. We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references in this prospectus to “Ondas” “Ondas Holdings” the “Company,” “we,” “us,” and “our” refer to Ondas Holdings Inc. and our consolidated subsidiaries, Ondas Networks Inc., Ondas Autonomous Holdings Inc., Airobotics Ltd. and American Robotics, Inc.; unless otherwise specified, references to “Ondas Networks” refers to Ondas Networks Inc., references to “OAH” refers to Ondas Autonomous Holdings Inc., references to “Airobotics” refers to Airobotics Ltd., and references to “American Robotics” refers to American Robotics, Inc. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, which in some cases, you can identify by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include statements regarding our operations, cash flows, financial position and economic performance including, in particular, future sales, competition and the effect of economic conditions. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Although we believe that these statements are based upon reasonable assumptions, these statements expressing opinions about future outcomes and non-historical information are subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we have made or may make in the future inevitably will not materialize, and unanticipated events may occur which will affect our results. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures we make in our reports filed with the SEC.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference herein. It is not complete and may not contain all of the information that you should consider before investing in these securities. You should carefully read the entire prospectus, including the “Risk Factors” section, the documents incorporated by reference into this prospectus, and any prospectus supplement.

Overview

Ondas Holdings Inc. is a leading provider of private wireless, drone, and automated data solutions through its subsidiaries Ondas Networks Inc. (“Ondas Networks”) Ondas Autonomous Holdings Inc., Airobotics Ltd. (“Airobotics”), and American Robotics, Inc. (“American Robotics” or “AR”). Airobotics is an Israeli-based developer of autonomous drone systems. American Robotics is a leading developer of highly automated commercial drone systems. Airobotics and American Robotics operate together under OAH as a separate business unit called Ondas Autonomous Systems. Ondas Networks and Ondas Autonomous Systems together provide users in rail, energy, mining, agriculture, public safety and critical infrastructure and government markets with improved connectivity, data collection capabilities, and data collection and information processing capabilities. We operate Ondas Networks and Ondas Autonomous Systems as separate business segments, and the following is a discussion of each segment.

Ondas Networks Segment

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (“MC-IoT”). Our wireless networking products are applicable to a wide range of MC-IoT applications, which are most often located at the very edge of large industrial networks. These applications require secure, real-time connectivity with the ability to process large amounts of data at the edge of large industrial networks. Such applications are required in all of the major critical infrastructure markets, including rail, electric grids, drones, oil and gas, and public safety, homeland security and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security.

We design, develop, manufacture, sell and support FullMAX, our patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Our customers install FullMAX systems in order to upgrade and expand their legacy wide-area network infrastructure. Our MC-IoT intellectual property has been adopted by the Institute of Electrical and Electronics Engineers (“IEEE”), the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16s standard. Because standards-based communications solutions are preferred by our mission-critical customers and ecosystem partners, we have taken a leadership position in IEEE as it relates to wireless networking for industrial markets. As such, management believes this standards-based approach supports the adoption of our technology across a burgeoning ecosystem of global partners and end markets.

Our software-based FullMAX platform is an important and timely upgrade solution for privately-owned and operated wireless wide-area networks, leveraging Internet Protocol-based communications to provide more reliability and data capacity for our mission-critical infrastructure customers. We believe industrial and critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge of large industrial networks and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in our end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling our customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the edge.

Our Partnership with Siemens Mobility

In April 2020, Ondas Networks entered into a strategic partnership with Siemens Mobility (“Siemens”), a worldwide leader in seamless, sustainable, reliable and secure transportation solutions for more than 160 years, to both market our FullMAX-based networking technology and services and to jointly develop wireless communications products for the North American Rail Industry based on Siemens’ Advanced Train Control System (“ATCS”) protocol and our FullMAX MC-IoT platform.

We believe Siemens has both the sales and marketing reach and support to drive our technology to wide scale acceptance across the global rail market beginning with the North American Class I Railroad market. In the third quarter of 2021 we completed the development of our first jointly-developed product with Siemens – the dual-mode ATCS/MC-IoT radio systems. Siemens is now marketing and selling these proprietary systems under the brand name Airlink to our railroad customers. The dual-mode ATCS radio systems support Siemens’ extensive installed base of ATCS radios as well as offer Siemens’ customers the ability to support a host of new advanced rail applications utilizing our MC-IoT wireless system. These new applications, including Advanced Grade Crossing Activation and Monitoring, Wayside Inspection, Railcar Monitoring and next generation signaling and train control systems, are designed to increase railroad productivity, reduce costs and improve safety. In addition, Siemens markets and sells Ondas Networks’ standalone MC-IoT 802.16 products under the Siemens Airlink brand.

Our relationship with Siemens has expanded significantly since entering into the partnership both with (i) the wider marketing of our wireless technology platform and (ii) multiple additional joint-product programs. Siemens has expanded its marketing reach of Ondas Networks products with identified opportunities in North American Passenger and Transit Rail as well as in European and Asian Rail markets. We believe our technology has broad potential in these large, newly targeted markets.

In November 2021, Siemens secured its first commercial 900 MHz rail order for a major Class I Railroad in the United States which was delivered in December 2021. In August 2022, we announced that we had secured an initial volume order from Siemens for the Class I Rail 900 MHz Network consisting of both ATCS compatible products along with Ondas’ catalog products. In September 2022, we received government authorization to sell ATCS radios in Canada. In March 2023 the Association of American Railroads (“AAR”) formally announced that IEEE 802.16 standard would be the wireless platform for the greenfield 900 MHz network. The AAR also confirmed they have agreed with the Federal Communications Committee to retire the legacy 900 MHs band by September 2025 and that the wireless network in the new 900 MHz band would be substantially built by April 2026.

Additional Critical Markets

We have launched additional initiatives to take our MC-IoT connectivity and ecosystem partnering strategy into other critical infrastructure markets. In June 2022, we announced the first successful installation of our technology into an Integrated Coastal Surveillance System (ICSS) in the Caribbean with a global defense contractor. In the fourth quarter of 2022, we received and delivered on a new ICSS order for the defense contractor to be deployed in India. We expect additional orders from this defense vendor for the ICSS application in 2023. We believe our FullMAX technology’s licensed frequency flexibility, reliability, and long communications range over ocean surfaces, is broadening the scale of our technology in this emerging market for homeland security.

Ondas Autonomous Systems Segment

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System™ and Scout System™ (the “Autonomous Drone Platforms”).

The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. These use cases include public safety, security and smart city deployments where routine, high-resolution automated emergency response, mapping, surveying, and inspection services are highly valued, in addition to industrial markets such as oil & gas, rail and ports which emphasize security and inspection solutions. The Autonomous Drone Platforms are typically provided to customers under a Data-as-a-Service (DaaS) business model, while some customers will choose to purchase and own and operate an Optimus Systems™.

American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the Federal Aviation Administration (“FAA”) for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

In addition to the Autonomous Drone Platforms, we also offer a counter-drone system called the Raider™. The Raider™ was developed by Iron Drone Ltd. (“Iron Drone”), an Israeli-based company specializing in the development of autonomous counter-drone systems, and is deployed by government and enterprise customers to provide security and protect critical infrastructure, assets and people from the threat of hostile drones. Ondas Holdings acquired the assets of Iron Drone on March 6, 2023.

Autonomous Drone Platforms

We design, develop and manufacture autonomous drone systems, providing high-fidelity, ultra-high-resolution aerial data to enterprise and government customers. We currently prioritize the marketing of our Optimus System™ which provides customers with a turnkey data and information solution and the ability to continuously digitize, analyze, and monitor their assets and field operations in real-time or near real-time. We believe the market opportunity for our Scout System™ remains significant. As we drive market adoption with the Optimus platform, we anticipate re-introducing the Scout platform including newly enhanced versions to help segment the market for different use cases and price points.

The Optimus System™ has been designed from the ground up as an end-to-end product capable of continuous unattended operations in the real world. Powered by innovations in robotics automation, machine vision, edge computing, and AI. Once installed in the field at customer locations, a fleet of connected Optimus Systems™, which are often deployed as networked drone infrastructure, which we refer to as Urban Drone Infrastructure, remains indefinitely positioned in an area of operation, automatically collecting and seamlessly delivering data and information regularly and reliably.

We market the Optimus System™ under a DaaS business model, whereby our drone platform aggregates customer data and provides the data analytics meeting customer requirements in return for an annual subscription fee. Some customers purchase Optimus Systems™ to own and operate themselves. We also engage distributors to assist in the sales and marketing of our Optimus System™ in geographic markets where it is more cost effective to identify and service potential customers by engaging local third parties. These distribution agreements can include joint ventures, where Ondas Autonomous Systems will provide technical expertise to support the joint venture partner in the provision of aerial data services to customers.

The Optimus System™ consists of (i) Optimus™, a highly automated, AI-powered drone with advanced imaging payloads, (ii) the Airbase™, a ruggedized weatherproof base station for housing, battery swapping, battery charging, payload swapping, data processing, and cloud transfer, and (iii) Insightful™, a secure web portal and API which enables remote interaction with the system, data, and resulting analytics anywhere in the world. These major subsystems are connected via a host of supporting technologies. Airbase™ has internal robotic systems that enable the automated swapping of batteries and payloads. Automated battery swapping allows for 24/7 operation of Optimus as the Optimus drone can immediately be redeployed after returning to the dock for a battery swap. Similarly, the ability to autonomously swap sensors and advanced payloads without human intervention allows for the Optimus System to provide multiple applications and use cases from a single location.

American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the FAA for automated operation BVLOS without a human operator or visual observer on-site. American Robotics’ FAA approvals were enabled by integrating a suite of proprietary technologies, including Detect-and-Avoid (“DAA”) and other proprietary intelligent safety systems into its autonomous drone platform, which we plan to integrate into the Optimus System™. Airobotics is in the advanced stages of receiving approval for Type Certification (“TC”) from the FAA for the Optimus UAV. TC approval will enable expanded operation for the Optimus System™ in the United States including flight operations in populated areas.

The Raider™

The Raider™ is a counter-drone system, which was designed and developed by Iron Drone, that we are marketing to government and enterprise customers who can utilize the system for security and the protection of critical infrastructure, assets and people from the threat of hostile drones. A typical Raider™ deployment location would include sensitive locations such as borders, stadiums or schools, or near critical assets such as power plants and military bases, and for high profile locations such as amusement parks or where public events are held.

The Raider™ is designed to detect, track and intercept unauthorized, or hostile unmanned aircraft and is most often sold with three small UAVs that are housed in a docking station. The Raider UAV has live video capability and a payload containing a net that can be deployed to intercept a hostile drone. Upon detection of an unauthorized drone, one or more Raider™ UAVs can be autonomously deployed at high speeds to track the unauthorized aircraft. If the unauthorized aircraft is deemed hostile, the Raider™ UAV can deploy the netting to physically intercept the aircraft. A parachute integrated with the netting allows the intercepted drone to safely fall to the ground for collection by our customer.

Disruption Due to Israel-Hamas War

On October 7, 2023, the State of Israel, where Airobotics’ main offices and facilities are located, suffered a surprise attack by hostile forces from the Gaza Strip, which led to the Security Cabinet of the State of Israel declaring a state of war in Israel. This military operation and related activities are on-going as of the date of this filing.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That approximately 17% of the Company’s workforce in Israel was called to active duty, which temporarily reduced our workforce;
●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities or due to personnel shortages related to the war effort, which resulted in a temporary delay of inventory production; and
●	A slowdown in the number of international flights in and out of Israel.

In recent weeks, all of the Company’s workforce in Israel returned to work and inventory production restraints have eased. The Company is closely monitoring how the military operation and related activities could adversely affect its anticipated milestones and its Israel-based activities to support future operations, including the Company’s ability to import materials that are required to construct the Optimus System™ and to ship them outside of Israel. As of the date of this prospectus, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Corporate Information

Ondas’ corporate headquarters are located in Marlborough, Massachusetts. Ondas Networks has offices and facilities in Sunnyvale, California, American Robotics’ offices and facilities are located in Marlborough, Massachusetts, and Airobotics’ offices and facilities are located in Petah Tikva, Israel.

Our telephone number is (888) 350-9994 and out Internet website is www.ondas.com. The information on our website is not a part of, or incorporated in, this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by this prospectus. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds of any securities sold under this prospectus for general corporate purposes. General corporate purposes may include any of the following:

●	funding capital expenditures;

●	repaying debt;

●	paying for possible acquisitions or the expansion of our business; and

●	providing working capital.

When a particular series of securities is offered, the prospectus supplement relating to that offer will set forth our intended use for the proceeds we receive from the sale of those securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X. In addition, as of the date of this prospectus, we have not entered into any agreements or arrangements for capital expenditures that would be paid for from the proceeds of this offering.

DESCRIPTION OF CAPITAL STOCK

Overview

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 shares are designated as Series A Preferred and 5,000,000 shares are non-designated (“blank check”) shares. As of January 30, 2024, we had 61,945,413 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary of the rights of our common and preferred stock and some of the provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the Nevada Revised Statutes (the “NRS”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated articles of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the NRS.

Common Stock

The holders of the Company’s Common Stock:

1. Have ratable rights to dividends from funds legally available if and when declared by the Company’s Board of Directors (the “Board”).

2. Are entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation.

3. Do not have the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

4. Are entitled to cast one non-cumulative vote for each share held on all matters on which holders of Common Stock may vote and, with respect to the election of directors, one non-cumulative vote for each share held for each of the duly nominated directors.

The rights, preferences, and privileges of the holders of Common Stock may be adversely affected by, the rights of the holders of any series of Preferred Stock that may be issued by Ondas.

Preferred Stock

The Board may, without further action of the Company’s stockholders, issue shares of Preferred Stock in one or more series, fix the number of shares, determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted under Chapter 78 of the NRS.

The Board may also increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of Ondas entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

On August 14, 2020, the Company filed a Certificate of Designation with the State of Nevada to designate 5,000,000 shares of the Company’s Preferred Stock as Series A Convertible Preferred Stock (“Series A Preferred”). Shares of Series A Preferred rank pari passu with the Company’s Common Stock, except that holders of Series A Preferred shall have certain liquidation preferences as set forth in the Certificate of Designation and the holders of the Series A Preferred are not entitled to vote on any matters presented to the stockholders of the Company. The Certificate of Designation became effective on the August 14, 2020.

In connection with the Company’s underwritten public offering of Common Stock consummated on December 8, 2020, the Company’s outstanding 2,350,390 shares of Series A Convertible Preferred Stock mandatorily converted into an aggregate of 979,361 shares of Common Stock.

Nevada Laws

Chapter 78 of the NRS contains a provision governing “Acquisition of Controlling Interest.” This “control share act” (NRS 78.378 through 78.3793, inclusive) provides generally that any person, individually or in association with others, that acquires 20% or more of the outstanding voting shares of certain Nevada corporations may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share act will apply to the Company if the Company were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger) and if the Company does business in the State of Nevada directly or through an affiliated corporation, unless the Company’s Articles of Incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. The control share act provides that a person, individually or in association with others, acquires a “controlling interest” when it acquires ownership of outstanding voting shares that, but for the operation of the control share act, would bring its voting power of the Company in the election of directors within any of the following three ranges:

●	20% to 33%;

●	33% to 50%; and

●	more than 50%.

Once an acquirer crosses one of the above thresholds, shares that it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. A corporation may elect to opt-out from the provisions of the control share act by providing in the articles of incorporation or bylaws that such provisions do not apply to the corporation. The Company’s Articles of Incorporation and bylaws do not exempt the Company’s Common Stock from the control share act. As of the date of this filing, the Company does not have 200 or more stockholders of record and, as a result, the control share act does not currently apply to the Company.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Amended and Restated Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

Our transfer agent and registrar is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, Florida. Its telephone number is (813) 344-4490.

Stock Exchange Listing

Our Common Stock is listed on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “ONDS.”

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and supplemental indenture applicable to the debt securities unless we are not required under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, to issue the debt securities pursuant to an indenture. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the debt securities that we may offer using this prospectus. Further terms of the debt securities will be stated in the applicable prospectus supplement. The following description and any description of the debt securities in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of the applicable indenture and supplemental indenture (to the extent we are required to issue the debt securities pursuant to an indenture) and form of debt security.

General

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible or exchangeable debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock or other securities of Ondas. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we are required pursuant to the provisions of the Trust Indenture Act, the debt securities will be issued under one or more indentures, which are contracts between us and an eligible banking institution or other eligible party, as trustee. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer, including debt securities that are issued under an indenture, in more detail in a prospectus supplement.

If required, we will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. If required, we will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures (to the extent applicable to a particular issuance of our debt securities) are not complete and are qualified in their entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. You should read the applicable prospectus supplement that we may authorize to be provided to you related to the series of debt securities being offered and, to the extent applicable, the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and we will file supplemental indentures and forms of debt securities containing the terms of the debt securities being offered under indentures as exhibits to the registration statement of which this prospectus is a part or such supplemental indentures will be incorporated by reference to reports that we file with the SEC. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The indentures will be qualified under the Trust Indenture Act. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The indentures do not limit the amount of other debt that we may incur and do not contain financial or similar restrictive covenants. The indentures do not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities offered and the price or prices at which we will offer the debt securities. The description will include:

●	the title of the debt securities;

●	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

●	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

●	the date or dates on which we must pay the principal;

●	whether the debt securities will be issued with any original issue discount;

●	whether the debt securities are convertible into common stock or other securities or property and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

●	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

●	whether and under what circumstances, if any, we will pay a premium or additional amounts on any debt securities;

●	the place or places where we must pay the principal and any premium or interest on the debt securities;

●	the terms and conditions on which we may redeem or retire any debt security, if at all;

●	any obligation to redeem or repurchase any debt securities, and the terms and conditions on which we must do so;

●	the denominations in which we may issue the debt securities if other than denominations of $1,000 and any integral multiple thereof;

●	the manner in which we will determine the amount of principal of or any premium or interest or additional amounts on the debt securities;

●	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity if other than 100%;

●	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

●	whether the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether the debt securities are defeasible;

●	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	provisions for a sinking fund, purchase or other analogous fund, if any;

●	whether we will issue the debt securities under indentures;

●	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

●	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

●	any addition to or change in the covenants in the indentures, if any, including whether the indenture will restrict our ability or the ability of our subsidiaries to:

o	incur additional indebtedness;

o	issue additional securities;

o	create liens;

o	pay dividends or make distributions in respect of our capital shares or the capital shares of our subsidiaries;

o	redeem capital shares;

o	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

o	make investments or other restricted payments;

o	sell or otherwise dispose of assets;

o	enter into sale-leaseback transactions;

o	engage in transactions with stockholders or affiliates;

o	issue or sell shares of our subsidiaries; or

o	effect a consolidation or merger;

●	whether the indenture, if any, will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	a discussion of any material United States federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	procedures for any auction or remarketing, if any; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe United States federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity under the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than United States dollars in the prospectus supplement.

Conversion and Exchange Rights

The applicable prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for Common Stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of Common Stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

Unless otherwise indicated in a prospectus supplement, we may not make any payment on the subordinated debt securities if a default in the payment of the principal of, premium, if any, interest or other obligations, including a default under any repurchase or redemption obligation, in respect of senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to senior indebtedness that permits holders of the senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Form, Exchange and Transfer

If issued, the debt securities will be issued only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “Global Securities” and will trade in book-entry form only.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer or exchange of any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any person, and shall not permit any other person to consolidate with or merge into us, unless:

●	either: (i) we are the surviving corporation or (ii) the person formed by or surviving any consolidation, amalgamation or merger or resulting from such conversion (if other than Ondas) or to which such sale, assignment, transfer, conveyance or other disposition has been made, is a corporation, limited liability company or limited partnership organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations under the debt securities and under the indentures pursuant to agreements reasonably satisfactory to the indenture trustee;

●	immediately before and after giving pro forma effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

●	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

The terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, it is anticipated that each of the following will constitute an event of default under the applicable indenture with respect to debt securities of any series:

●	failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

●	failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

●	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

●	failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

●	failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given to us by the applicable indenture trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture; and

●	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

If an event of default (other than an event of default with respect to Ondas described in the last item listed above) with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice as provided in the applicable indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security, such portion of the principal amount of such debt security as may be specified in the terms of such debt security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an event of default with respect to Ondas described in the last item listed above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security, such specified amount) will automatically, and without any action by the applicable trustee or any holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions in the indentures relating to the duties of the trustees in case an event of default has occurred and is continuing, each trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered to such trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustees, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

●	such holder has previously given to the trustee under the applicable indenture written notice of a continuing event of default with respect to the debt securities of that series;

●	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

●	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to each trustee annually, within 150 days after the end of each fiscal year, a certificate by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

Modification and Waiver

Unless otherwise specified in the prospectus supplement, modifications and amendments of an indenture may be made by us and the applicable trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

●	change the stated maturity of the principal of, or time for payment of any installment of principal of or interest on, any debt security;

●	reduce the principal amount of, or any premium or the rate of interest on, any debt security;

●	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

●	change the place or the coin or currency of payment of principal of, or any premium or interest on, any debt security;

●	impair the right to institute suit for the enforcement of any payment due on any debt security;

●	modify the subordination provisions in the case of subordinated debt securities;

●	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

●	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

●	modify such provisions with respect to modification, amendment or waiver, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Each of the indentures provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such indenture as of any date:

●	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

●	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security the United States dollar equivalent on the date of original issuance of such security of the amount determined as provided immediately above); and

●	certain debt securities, including those owned by us or any of our other affiliates, will not be deemed to be outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, only persons who are holders of outstanding debt securities of that series on the record date may take such action.

Optional Redemption

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the indenture trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the depositary in accordance with its procedures. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information, as applicable: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; that on the redemption date the redemption price will become due and payable upon each security to be redeemed and, if applicable, that interest thereon will cease to accrue after such date; the place or places where such debt securities are to be surrendered for payment of the redemption price; and that the redemption is for a sinking fund, if such is the case.

Prior to any redemption date, we will deposit or cause to be deposited with the indenture trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the applicable indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the indenture trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

●	either:

o	all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

o	all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

and in either case we have irrevocably deposited with the trustee as trust funds for such purpose money in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date;

●	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of that series; and

●	we have delivered an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the debt securities of that series have been complied with.

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have provisions of the indentures relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance. The indentures provide that, upon our exercise of our option (if any) to have the provisions relating to legal defeasance applied to any debt securities, we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

●	we have delivered to the applicable trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

●	no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of such deposit;

●	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable indenture) to which we are a party or by which we are bound;

●	we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of the debt securities over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

●	we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in the items set forth immediately above and the item set forth immediately below, as applicable, have been complied with;

●	in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our senior debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our senior debt and no other event of default with respect to any of our senior debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof: and

●	we have delivered to the trustee an opinion of counsel to the effect that all conditions precedent set forth in the first, third or fourth item above have been complied with.

Covenant Defeasance. The indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any debt securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain events of default, which are described above in the fifth item listed under “Events of Default” above and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in the second, third, fourth, fifth, sixth and seventh items above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Notices

We will mail notices to holders of debt securities at the addresses that appear in the security register.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Information Concerning the Indenture Trustee

The indenture trustee undertakes to perform only those duties as are specifically set forth in the applicable indenture. The indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by an indenture at the request or direction of any of the applicable holders pursuant to such indenture unless such holders shall have offered to the indenture trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated loan may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in The City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series, and the corporate trust office of the trustee under the subordinated indenture in The City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All money paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the warrants to purchase Common Stock, Preferred Stock and/or debt securities that we may offer using this prospectus. Further terms of the warrants will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of the warrant and warrant agreement.

General

We may issue warrants for the purchase of Common Stock, Preferred Stock and/or debt securities in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement. Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to stockholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

●	title of the warrants;

●	aggregate number of warrants;

●	price or prices at which the warrants will be issued;

●	designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

●	date, if any, on and after which the warrants and the debt securities offered with the warrants, if any, will be separately transferable;

●	purchase price for each security purchasable on exercise of the warrants;

●	the terms for changes to or adjustments in the exercise price, if any;

●	dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

●	minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;

●	anti-dilution provisions or other adjustments to the exercise price of the warrants;

●	terms of any right that we may have to redeem the warrants;

●	effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

●	name and address of the warrant agent, if any;

●	information with respect to book-entry procedures;

●	any material United States federal income tax considerations; and

●	other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any document applicable to the securities comprising the units. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the units that we may offer using this prospectus. Further terms of the units will be stated in the applicable prospectus supplement. The following description and any description of the units in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the units and the related documents applicable to the securities constituting the units.

We may issue units, in one or more series, consisting of any combination of one or more of the other securities described in this prospectus. If we offer units, we will describe the terms in a prospectus supplement. Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

●	title of the units;

●	aggregate number of units;

●	price or prices at which the units will be issued;

●	designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

●	name and address of the unit agent;

●	information with respect to book-entry procedures;

●	any material United States federal income tax considerations; and

●	other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” and “Description of Warrants,” will apply to each unit and to any Common Stock, Preferred Stock, debt security or warrant included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the State of New York. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than Common Stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be DTC. We expect that DTC’s nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Company, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by other financial companies, including the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our Articles of Incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

We expect DTC to advise us that DTC will take any action permitted to be taken by a registered holder of any securities under our Articles of Incorporation or the relevant indenture, warrant agreement, trust agreement or guarantee only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

●	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

●	we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

●	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture trust agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, any indenture trustee, any depositary, any rights agent, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

●	through underwriters or dealers;

●	directly to purchasers;

●	in a rights offering;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

●	through agents;

●	in block trades;

●	through a combination of any of these methods; or

●	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other security holders.

The prospectus supplement with respect to any offering of securities will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price or public offering price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on Nasdaq, the existing trading market for our shares of Common Stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of Common Stock, which are currently listed on Nasdaq. We currently intend to list any shares of Common Stock sold pursuant to this prospectus on Nasdaq. We may elect to list any series of Preferred Stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon by Akerman, LLP, Miami, Florida, and Snell & Wilmer L.L.P., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Ondas Holdings Inc. as of December 31, 2022 and December 31, 2021 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Airobotics Ltd. as of December 31, 2021 and December 31, 2020 and for the years ended included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the securities offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC.

The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Ondas, that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. Our Internet website address is http://www.ondas.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●	The Annual Report on Form 10–K for the fiscal year ended December 31, 2022, filed on March 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 14, 2023;

●	The Current Reports on Form 8–K filed with the SEC on September 23, 2022, January 11, 2023, January 13, 2023, January 23, 2023, January 25, 2023, February 7, 2023, February 15, 2023, March 7, 2023, June 9, 2023, July 10, 2023, July 11, 2023, July 24, 2023, July 28, 2023, August 16, 2023, September 6, 2023, September 22, 2023, September 29, 2023, October 6, 2023, October 10, 2023, October 11, 2023, October 31, 2023, December 6, 2023, January 24, 2024, and February 8, 2024; and

●	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on December 3, 2020, as updated by the description of the capital stock contained in Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 8, 2021, and its Certificate of Amendment to its Amended and Restated Articles of Incorporation filed with its current report on Form 8-K filed on October 31, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

Ondas Holdings Inc.
53 Brigham Street, Unit 4,

Marlborough, MA 01752

Attention: Eric Brock

Telephone: (888) 350-9994

3,616,071 Shares of Common Stock

ONDAS HOLDINGS INC.

PROSPECTUS SUPPLEMENT

February 26, 2024